No.  Thor.Or.Thor. 2518/2543

                                                          18 May 2000


Subject  Merchandise and Souvenir Business Operation at the Chiang Mai Airport

To                Managing Director, King Power Tax Free Co., Ltd.

Reference     Letter  of King  Power  Tax Free Co.,  Ltd.,  No.  Khor.Phor.Thor.
              039/2543 dated 27 March 2000


Pursuant to the referenced letter, in which King Power Tax Free Co., Ltd. has requested for an extension of the Contract for Merchandise and Souvenirs Business Operation at the Chiang Mai Airport for a period of three years, and offered to pay the monthly remuneration for the first year at Baht 30,000.00 which will be increased by 10% every year, as detailed therein.

Airports Authority of Thailand (AAT) has considered the request, and would be pleased to extend the Contract for Merchandise and Souvenir Business Operation for the Company for two years, from 1 June 2000 to 31 May 2002, whereby the monthly remuneration for the first year shall be Baht 40,000.00 (not including the value added tax), which will be increased by 10% per year. AAT reserves the right to prohibit certain items of merchandise, which will be informed at a later date. The Company must strictly comply with the existing conditions, rules, regulations, instructions and directives of AAT, as well as those to be issued in the future.

Please be informed, and kindly give your confirmation in writing to AAT by 31 May 2000.

                                  Yours truly,

                                   - signed -

                             (Mr. Bancha Pattanapon)
                            Deputy Managing Director,
                              for Managing Director

Finance Department
Tel.     535-1585
Fax      535-1855